Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	August 1, 2013
(218) 628-2217

IKONICS REPORTS RECORD SALES QUARTER

AND 21% NET EARNINGS INCREASE

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, reported second quarter net earnings of $293,000, or $0.15 per diluted share, a 21% increase over the second quarter of 2012.  For the third consecutive quarter, IKONICS posted record quarterly sales with an all-time record of $4,655,000, a 2% increase over the comparable 2012 quarter.

Bill Ulland, Ikonics CEO, said, “I am pleased with this strong rebound in earnings from our first quarter of the year. Particularly heartening was the performance of our DTX technology, which made a healthy contribution to our gross profit. Micro-Machining continues to lay the base for growth later this year and beyond.  Capital equipment is being installed to expand our capability to machine composite material for the aerospace industry, in anticipation of increased long-term orders beginning in the second half of 2013.”

“Our traditional businesses remain stable and profitable.” Mr. Ulland added. “Our domestic screen print supply division, Domestic Chromaline, had a record sales quarter and Ikonics Imaging sales were up 5% over the second quarter of 2012.  Export sales were flat, with Asia continuing to be our strongest export market.”

During the quarter Ikonics also was added to the Russell Microcap Index.

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, industry trends and new products, technologies and businesses initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, introduction of new products or technologies by competitors, the effects of federal budget sequestration, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

ISO 9001 Certified

NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF INCOME (unaudited)

For the Three Months and Six Months Ended June 30, 2013 and 2012

	Three Months Ended		Six Months Ended
	6/30/13	6/30/12	6/30/13	6/30/12
Net sales	$4,654,745	$4,547,080	$8,677,017	$8,556,704

Cost of goods sold	2,770,787	2,743,794	5,328,800	5,247,858

Gross profit	1,883,958	1,803,286	3,348,217	3,308,846

Operating expenses	1,482,468	1,438,636	3,120,529	3,040,547

Income from operations	401,490	364,650	227,688	268,299

Interest income	1,744	3,079	3,959	6,805

Income before income taxes	403,234	367,729	231,647	275,104

Income tax expense	110,122	124,646	26,285	94,427

Net income	$293,112	$243,083	$205,362	$180,677

Earnings per common share-diluted	$0.15	$0.12	$0.10	$0.09

Average shares outstanding-diluted	2,012,552	1,991,311	2,007,724	1,990,129

Condensed Balance Sheets

As of June 30, 2013 and December 31, 2012

	6/30/13	12/31/12
	(unaudited)
Assets
Current assets	$7,252,171	$7,417,041
Property, plant and equipment, net	5,523,014	5,461,878
Intangible assets, net	338,671	305,357
	$13,113,856	$13,184,276
Liabilities and Stockholders’ Equity
Current liabilities	$600,350	$1,023,531
Deferred income taxes	431,000	366,000
Long term debt	—	—
Stockholders’ equity	12,082,506	11,794,745
	$13,113,856	$13,184,276

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

For the Six Months Ended June 30, 2013 and 2012

	6/30/13	6/30/12
Net cash provided by (used in) operating activities	$18,108	$(187,898)

Net cash provided by (used in) investing activities	219,933	(152,675)

Net cash provided by financing activities	63,492	11,250

Net increase (decrease) in cash and cash equivalents	301,533	(329,323)

Cash and cash equivalents at beginning of period	967,943	1,867,165

Cash and cash equivalents at end of period	$1,269,476	$1,537,842